Exhibit 10.1
RBS CITIZENS, NATIONAL ASSOCIATION

LOAN AND SECURITY AGREEMENT
(ALL ASSETS)

June 15, 2011

   1.           SECURITY INTEREST.  Sevcon USA, Inc., a Delaware corporation (hereinafter referred to as the “Borrower”), for valuable consideration, receipt whereof is hereby acknowledged, hereby grants to RBS Citizens, National Association, a national banking association, the secured party hereunder (hereinafter called the “Bank”), a continuing security interest in and to, and assigns to Bank, all assets of the Borrower, wherever located and whether now owned or hereafter acquired, including, without limitation, the following:

(a).           all inventory, including all goods, merchandise, raw materials and work in process, finished goods, and other tangible personal property now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Borrower’s business (all hereinafter called the “Inventory”);

(b).           all accounts (as defined in Article 9 of the Uniform Commercial Code, hereinafter “Accounts”), contracts, contract rights, notes, bills, drafts, acceptances, general intangibles (including without limitation registered and unregistered tradenames, copyrights, customer lists, goodwill, computer programs, computer records, computer software, computer data, trade secrets, trademarks, patents, ledger sheets, files, records, data processing records relating to any Accounts and all tax refunds of every kind and nature to which Borrower is now or hereafter may become entitled to, no matter how arising), instruments, documents, chattel paper (whether tangible or electronic) deposit accounts, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, security entitlements, security accounts, investment property, supporting obligations, choses in action, commercial tort claims, and all other debts, obligations and liabilities in whatever form, owing to Borrower from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to Borrower, for goods sold by it or for services rendered by it, or however otherwise same may have been established or created, all guarantees and securities therefor, all right, title and interest of Borrower in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in transit, all rights to replevy goods, and all rights of an unpaid seller of merchandise or services (all  hereinafter called the “Receivables”);

(c).           all machinery, equipment, fixtures and other goods (as defined in Article 9 of the Uniform Commercial Code) whether now owned or hereafter acquired by the Borrower and wherever located, all replacements and substitutions therefor or accessions thereto and all proceeds thereof (all hereinafter called the “Equipment”); and

(d).           all proceeds and products of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing (which, with Inventory, Receivables and Equipment are all hereinafter called “Collateral”).

  2.           OBLIGATIONS SECURED.  The security interest granted hereby is to secure payment and performance of all debts, liabilities and obligations of Borrower to Bank hereunder and also any and all other debts, liabilities and obligations of Borrower to Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the transactions described in this Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, fees, charges, expenses and overdrafts, and also including, without limitation, all obligations and liabilities which Bank may incur or become liable for, on account of, or as a result of, any transactions between Bank and Borrower including any which may arise out of any letter of credit, acceptance or similar instrument or obligation issued or caused to be issued for the account of Borrower and also including obligations arising out of any foreign exchange contracts, interest rate swap, cap, floor or hedging agreements and all obligations of Borrower to Bank arising out of or in connection with any Automated Clearing House (“ACH”) agreements relating to the processing of ACH transactions, together with the fees, expenses, charges and other amounts owing or chargeable to Borrower under the ACH agreements (all hereinafter called “Obligations”).

  3.           BORROWER’S PLACES OF BUSINESS, INVENTORY LOCATIONS AND RETURNS POLICY.

(a).           Borrower warrants that Borrower has no places of business other than as shown on Schedule “A”, annexed hereto, in which event Borrower represents that it has additional places of business at those locations set forth on Schedule “A”.

(b).           Borrower’s principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown on Schedule “A”.  All Inventory presently owned by Borrower is stored at the locations set forth on Schedule “A”.

(c).           Borrower will promptly and in any event no later than five (5) Business Days notify Bank in writing of the establishment of any new place of business or location of Inventory or office where its records are kept which would be shown in this Agreement and Schedule A if it were executed after such change.

(d).           Borrower represents and warrants that it has described its returns policy in writing to Bank and that it does now, and will continue to, apply such policy consistently in the conduct of its business and agrees that it shall notify Bank in writing before changing its policy or the application thereof.

  4.           BORROWER’S ADDITIONAL REPRESENTATIONS AND WARRANTIES.  Borrower represents and warrants that:

(a).           Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and shall hereafter remain in good standing as a corporation in that state, and is duly qualified and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified and in good standing in every other state in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of the Borrower.

(b).           Borrower’s exact legal name is as set forth in this Agreement.

(c).           The organizational identification number of the Borrower is as set forth on Schedule “A” annexed hereto.

(d).           The execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within the Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of the Borrower’s charter, by-laws or other incorporation papers, or of any indenture, agreement or undertaking to which the Borrower is a party or by which it or any of its properties may be bound.

(e).           All Articles of Organization and all amendments thereto of Borrower have been duly filed and are in proper order.  All capital stock issued by Borrower and outstanding was and is properly issued and all books and records of Borrower, including but not limited to its minute books, by-laws and books of account, are accurate and up to date and will be so maintained.

(f).           Borrower owns all of the assets reflected in the most recent of Borrower’s financial statements provided to Bank, except assets sold or otherwise disposed of in the ordinary course of business since the date thereof, and such assets together with any assets acquired since such date, including without limitation the Collateral, are free and clear of any lien, pledge, security interest, charge, mortgage or encumbrance of any nature whatsoever, except (i) the security interests and other encumbrances (if any) listed on Schedule “B” annexed hereto, (ii) those leases of personal property set forth on Schedule “C” annexed hereto, (iii) those liens permitted pursuant to Section 15(e) of this Agreement, or (iv) liens and security interests in favor of Bank.

(g).           Borrower has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which it is subject (any tax liability which may result in a lien on any Collateral being hereby deemed material); has paid all taxes shown or determined to be due thereon except those being contested in good faith and which Borrower has, prior to the date of such contest, identified in writing to Bank as being contested; and has made adequate provision for the payment of all taxes so contested, so that no lien will encumber any Collateral, and in respect of subsequent periods.

(h).           Borrower (i) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a material adverse effect on its financial condition, business or prospects, and (ii) is in compliance with its charter documents and by-laws, all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects or the value of any Collateral.

(i).           There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects or the value of any Collateral.

(j).           Borrower is in compliance with ERISA; no Reportable Event has occurred and is continuing with respect to any Plan; and it has no unfunded vested liability under any Plan.  The word “Plan” as used in this Agreement means any employee plan subject to Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”) maintained for employees of Borrower, any subsidiary of Borrower or any other trade or business under common control with Borrower within the meaning of Section 414(c) of the Internal Revenue Code of 1986 or any regulations thereunder.

 5.            LOANS AND OTHER FINANCIAL ACCOMMODATIONS.

(a).           As used in this Agreement, the following terms shall have the following meanings:

“Adjusted LIBOR Rate” means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any LIBOR Interest Period, a rate per annum determined by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.

“Applicable Margin” means with respect to (i) Letters of Credit three and one-eighth of one (3.125%) percent per annum (i.e., 312.5 basis points) and (ii) Prime Rate Loans one (1.00%) percent per annum (i.e. 100 basis points).

“Borrowing Base” means the sum of the following:

(i)           Eighty-five (85%) percent of the unpaid face amount of Qualified Accounts (as defined below) or such other percentage thereof as may from time to time be fixed by Bank upon ten (10) Business Days advance notice to Borrower, if Bank determines in its reasonable judgment that there has been a change in circumstances relating to any or all Accounts from those circumstances in existence on or prior to the date hereof, PLUS

(ii)           the lesser of (A) $1,500,000, or (B) forty (40%) percent of the cost or market value, whichever is lower, of all Eligible Inventory (as defined in Section 7 below), or such other percentages of Eligible Inventory as may from time to time be fixed by Bank upon ten (10) Business Days advance notice to Borrower, if Bank determines in its reasonable judgment that there has been a change in circumstances relating to any or all such Inventory from those circumstances in existence on or prior to the date hereof, MINUS

(iii)           one hundred (100%) percent of the aggregate amount then undrawn on all Letters of Credit and acceptances issued pursuant to this Agreement for the account of the Borrower;

but in no event shall the sum of all loans plus the sum of the aggregate amount undrawn on all Letters of Credit and acceptances be in excess of the Credit Limit.

“Business Day” means:

(i)           any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts;

(ii)           when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan or LIBOR Advantage Loan, any day which is: (x) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (y) a London Banking Day; and

(iii)           when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan or LIBOR Advantage Loan, any day which is a London Banking Day.

“Credit Limit” means an amount equal to Three Million Five Hundred Thousand ($3,500,000.00) Dollars.

“Hedging Contracts” means interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between Borrower and Bank designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” means, with respect to Borrower, all liabilities of Borrower to Bank under Hedging Contracts.

“LA Interest Payment Date” means, initially, the first day of July, 2011 and thereafter the day of each succeeding month which numerically corresponds to such date or, if a month does not contain a day that numerically corresponds to such date, the LA Interest Payment Date shall be the last day of such month.

“LA Interest Period” means, with respect to any LIBOR Advantage Loan, the period commencing on (and including) the date hereof (the “Start Date”) and ending on (but excluding) the date which numerically corresponds to such date one month later, and thereafter, each one month period ending on the day of such month that numerically corresponds to the Start Date.  If an LA Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the LA Interest Period will end on the last day of such month.  Notwithstanding the date of commencement of any LA Interest Period, interest shall only begin to accrue as of the date the initial LIBOR Advantage Loan is made hereunder.

“LA Margin” means three and one-eighth of one (3.125%) percent per annum (i.e., 312.5 basis points).

“LIBOR Advantage Loan” means any loan or advance for which the applicable rate of interest is based upon the LIBOR Advantage Rate.

“LIBOR Advantage Rate” means, relative to any LA Interest Period, the offered rate for delivery in two London Banking Days of deposits of U.S. Dollars for a term coextensive with the designated LA Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which such LA Interest Period commences.  If the first day of any LA Interest Period is not a day which is both a (i) Business Day, and (ii) a London Banking Day, the LIBOR Advantage Rate shall be determined by reference to the next preceding day which is both a Business Day and a London Banking Day.  If for any reason the LIBOR Advantage Rate is unavailable and/or the Bank is unable to determine the LIBOR Advantage Rate for any LA Interest Period, the Bank may, at its discretion, either: (a) select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits with comparable maturities or (b)  accrue interest at a rate per annum equal to the Bank’s Prime Rate as of the first day of any LA Interest Period for which the LIBOR Advantage Rate is unavailable or cannot be determined.

“LIBOR Interest Payment Date” means, relative to any LIBOR Rate Loan having an LIBOR Interest Period of three months or less, the last Business Day of such LIBOR Interest Period, and as to any LIBOR Rate Loan having an LIBOR Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such LIBOR Interest Period and the last day of such LIBOR Interest Period.

“LIBOR Interest Period” means, relative to any LIBOR Rate Loan:

(i)           initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to subsection 5(k) or 5(l) and ending on (but excluding) the day which numerically corresponds to such date one month thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to subsection 5(k) or 5(l); and

(ii)           thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period applicable to such LIBOR Rate Loan and ending one month thereafter, as selected by the Borrower by irrevocable notice to the Bank pursuant to subsection 5(l) hereof;

provided, however, that

(A)	at no time may there be more than four (4) LIBOR Interest Periods in effect with respect to the LIBOR Rate Loans;

(B)	LIBOR Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this agreement shall be of the same duration;

(C)
LIBOR Interest Periods for LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations with the Bank shall be of the same duration as the relevant periods set under the applicable Hedging Contracts;

(D)
if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(E)	no LIBOR Interest Period may end later than the termination of this agreement.

“LIBOR Rate” means, relative to any LIBOR Interest Period, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated LIBOR Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such LIBOR Interest Period.  If such day is not a London Banking Day, the LIBOR Rate shall be determined on the next preceding day which is a London Banking Day.  If for any reason the Bank cannot determine such offered rate by the British Bankers’ Association, the Bank may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.

“LIBOR Rate Loan” means any loan or advance the rate of interest applicable to which is based upon the Adjusted LIBOR Rate.

“LIBOR Rate Margin” means three and one-eighth of one (3.125%) percent per annum (i.e., 312.5 basis points).

“LIBOR Reserve Percentage” means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Interest Period.

“London Banking Day” means a day on which dealings in US dollar deposits are transacted in the London interbank market.

“Prime Rate Loan(s)”  means, when used in the singular, any loans on which the interest rate is calculated by reference to the Prime Rate and, when used in the plural, shall mean all such loans.

(b).           From time to time upon Borrower’s request, so long as the sum of the aggregate principal amount of all loans outstanding and the requested loan does not exceed the lesser of (i) the Borrowing Base, or (ii) the Credit Limit, Bank shall make such requested loan, provided that there has not occurred an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default.

(c).           All loans shall bear interest as provided in subsection (d) below, and at the option of the Bank shall be evidenced by and repayable in accordance with a revolving note drawn to the order of Bank substantially the form of Exhibit 1 hereto (the “Note”), as the same may hereafter be amended, supplemented or restated from time to time and any note or notes issued in substitution therefor, but in the absence of the Note shall be conclusively evidenced by Bank’s records of loans and repayments.

(d).           Interest, at Borrower’s option as provided herein, will be charged to Borrower at a rate equal to:

(i)             the Prime Rate plus the Applicable Margin for each Prime Rate Loan, or

(ii)            the Adjusted LIBOR Rate plus the LIBOR Rate Margin for each LIBOR Rate Loan, or

(iii)           the LIBOR Advantage Rate plus the LA Margin for each LIBOR Advantage Loan, or

(iv)           such other rate agreed on from time to time by the parties,

upon any balance owing to Bank at the close of each day, provided, however, the Prime Rate shall be available only in the event that the both the Adjusted LIBOR Rate and LIBOR Advantage Rate are unavailable.

(e).           Accrued interest shall be payable:

(i)             on the first day of each month in arrears with respect to a Prime Rate Loan;

(ii)            on each relevant LIBOR Interest Payment Date for each LIBOR Rate Loan;

(iii)           on each relevant LA Interest Payment Date for each LIBOR Advantage Loan;

(iv)           for all Obligations on termination of this Agreement pursuant to Section 21 hereof;

(v)            on acceleration of the time for payment of the Obligations pursuant to Section 16 hereof; and

(vi)           on the date the Obligations are paid in full.

Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days.  Interest shall be payable in lawful money of the United States of America to Bank, or to such other Person as Bank shall direct, without set-off, deduction or counterclaim.

(f).            Borrower hereby authorizes and directs Bank, in Bank’s sole discretion (provided, however, Bank shall have no obligation to do so): (i) to pay accrued interest as the same becomes due and payable pursuant to this Agreement or pursuant to any note or other agreement between Borrower and Bank, and to treat the same as a loan to Borrower, which shall be added to Borrower’s loan balance pursuant to this Agreement; (ii) to charge any of Borrower’s accounts under the control of Bank; or (iii) apply the proceeds of Collateral, including, without limitation, payments on Accounts and other payments from sales or lease of Inventory and any other funds to the payment of such items.  Bank shall promptly notify Borrower of any such charges or applications.

(g).           The Borrowing Base formula set forth above is intended solely for monitoring purposes.  The making of loans, advances, and credits by Bank to the Borrower in excess of the above described Borrowing Base formula is for the benefit of the Borrower and does not affect the obligations of Borrower hereunder; all such loans constitute Obligations and must be repaid by Borrower in accordance with the terms of this Agreement.

(h).           At the request of the Borrower, and upon the execution of letter of credit documentation satisfactory to Bank, Bank, within the limits of the Borrowing Base, as then computed and also within the limits of the Credit Limit as then computed, shall issue letters of credit from time to time by Bank for the account of the Borrower (collectively “Letters of Credit”).  The Letters of Credit shall be on terms mutually acceptable to Bank and Borrower, and no Letter of Credit shall have an expiration date later than the sooner to occur of (i) twelve (12) months from the date of issuance of the subject Letter of Credit, or (ii) the Termination Date.  A loan in an amount equal to any amount paid by Bank under a Letter of Credit shall be deemed made to Borrower, without request therefor, immediately upon any payment by Bank on such Letter of Credit.  In connection with the issuance of any Letter of Credit, Borrower shall pay to Bank a percentage of the face amount of such Letter of Credit equal to the Applicable Margin plus transaction fees at the customary rates charged by Bank and all other normal and customary fees charged by Bank.  Borrower hereby authorizes and directs Bank, in Bank’s sole discretion (provided, however, Bank shall have no obligation to do so) to pay all such fees and costs as the same become due and payable and to treat the same as a loan to Borrower, which shall be added to Borrower’s loan balance pursuant to this Agreement.  For purposes of computing the Credit Limit, all Letters of Credit and acceptances shall be deemed to be loans.

(i).            Borrower shall pay to Bank the principal amount of all loans as follows:

(i)
Whenever the outstanding principal balance of all loans exceed the Borrowing Base, Borrower shall immediately pay to Bank the excess of the outstanding principal balance of the loans over the Borrowing Base.

(ii)
On termination of this Agreement, pursuant to Section 21 or acceleration of the obligations pursuant to Section 16, Borrower shall pay to Bank the entire outstanding principal balance of all loans and shall deliver to Bank cash collateral in an amount equal to the aggregate of (x) amounts then undrawn on all outstanding Letters of Credit issued pursuant to this Agreement for the account of the Borrower, and (y) the amount of all outstanding  acceptances issued pursuant to this Agreement.

(j).            Bank may, at any time and from time to time, in its reasonable judgment establish reserves against the Accounts and/or the Inventory of the Borrower.  The amount of such reserves shall be subtracted from Qualified Accounts or Eligible Inventory, as applicable, when calculating the amount of the Borrowing Base.

(k).           Bank shall not be required to make a LIBOR Rate Loan, LIBOR Advantage Loan, or a Prime Rate Loan unless Bank shall have received from Borrower a request for such LIBOR Rate Loan, LIBOR Advantage Loan, or, if a LIBOR Rate Loan or LIBOR Advantage Loan is not available, a Prime Rate Loan in the form of Exhibit 2 annexed hereto (herein a “Notice of Borrowing”).  By delivering a borrowing request (i.e., Notice of Borrowing) to the Bank on or before 10:00 a.m., New York time, on a Business Day, Borrower may from time to time irrevocably request, (1) on not less than two nor more than five Business Days' notice, that a LIBOR Rate Loan be made in a minimum amount $500,000.00 and integral multiples of  $100,000.00 in excess thereof with LIBOR Interest Period of one month, or (2) on not less than one (1) Business Day’s notice that a Prime Rate Loan or LIBOR Advantage Loan be made.  There shall not be any required minimum amount or multiples for LIBOR Advantage Loans or for Prime Rate Loans.  On the terms and subject to the conditions of this Agreement, each LIBOR Rate Loan, LIBOR Advantage Loan, or Prime Rate Loan shall be made available to Borrower no later than 11:00 a.m. New York time on (1) in the case of a LIBOR Rate Loan or a LIBOR Advantage Loan, the first day of the applicable Interest Period, or (2) in the case of a Prime Rate Loan, on the requested date of such loan, in each case by deposit to the account of Borrower as shall have been specified in its borrowing request.

(l).            By delivering a continuation/conversion notice to the Bank on or before 10:00 a.m., New York time, on a Business Day, Borrower may from time to time irrevocably elect, on not less than two nor more than five (5) Business Days’ notice, that all, or any portion in an aggregate minimum amount of Five Hundred Thousand ($500,000.00) Dollars and integral multiples of One Hundred Thousand ($100,000.00) Dollars (or any amount with respect to LIBOR Advantage Loans) of LIBOR Rate Loan be converted on the last day of an Interest Period into a LIBOR Advantage Loan or LIBOR Rate Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Advantage Loan or LIBOR Rate Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loans or LIBOR Advantage Loans may be converted to, or continued as, LIBOR Rate Loans or LIBOR Advantage Loans when any Default or Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Advantage Loans or LIBOR Rate Loans may be converted to LIBOR Advantage Loans or LIBOR Rate Loans of a different duration if such LIBOR Advantage Loans or LIBOR Rate Loans relate to any Hedging Obligations.  In the absence of delivery of a continuation/conversion notice with respect to any LIBOR Advantage Loans or LIBOR Rate Loan at least two Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Advantage Loan or LIBOR Rate Loan shall, on such last day, automatically convert to a loan that accrues interest by reference to the LIBOR Advantage Rate or if no LIBOR Advantage Rate is available, by reference to the Prime Rate.

(m).          LIBOR Advantage Loans and LIBOR Rate Loans shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Advantage Loan or LIBOR Rate Loan.  Upon maturity, a LIBOR Advantage Loan or LIBOR Rate Loan may be continued for an additional Interest Period or may be converted to a Prime Rate Loan if a LIBOR Advantage Loan or LIBOR Rate Loan is not available, as set forth above.

(n).           LIBOR Rate Loans or LIBOR Advantage Loans may be prepaid at any time on the terms and conditions set forth herein.  For LIBOR Rate Loans in connection with which Borrower has or may incur Hedging Obligations, additional obligations may be associated with prepayment in accordance with the terms and conditions of the applicable Hedging Contracts.  Borrower shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans (but not LIBOR Advantage Loans), specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid.  Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $100,000.00 for LIBOR Rate Loans (or any amounts with respect to LIBOR Advantage Loans) and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans (including the LIBOR Breaking Fee) or LIBOR Advantage Loans and of all accrued interest on the principal repaid to the date of payment.

(o).           Upon: (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Rate Loan following Borrower’s delivery of a borrowing request or conversion notice hereunder or (ii) any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant LIBOR Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrower shall pay an amount (“LIBOR Breakage Fee”), as calculated by the Bank, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Bank may sustain as a result of such default or payment.  The Borrower understands, agrees and acknowledges that: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Bank.  Borrower further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

(p).           If the Bank shall determine (which determination shall, upon notice thereof to Borrower be conclusive and binding on Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline (whether or not having the force of law), makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan or LIBOR Advantage Loan as, or to convert any loan into, a LIBOR Rate Loan or LIBOR Advantage Loan of a certain duration, the obligations of the Bank to make, continue, maintain or convert into any such LIBOR Rate Loans or LIBOR Advantage Loans shall, upon such determination, forthwith be suspended until the Bank shall notify Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans or LIBOR Advantage Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

(q).           Without duplication of any applicable LIBOR Breakage Fee, if due to payments made by Borrower pursuant to this Agreement or due to the acceleration of the Obligations or due to any other reason, Bank receives payments of principal of any LIBOR Rate Loan (but not LIBOR Advantage Loans), prior to the last day of the then current Interest Period for such LIBOR Rate Loan, Borrower shall, upon demand by Bank, pay to Bank any amounts required to compensate Bank for any additional losses (excluding loss of profit), costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund or maintain such LIBOR Rate Loans.

(r).            If the Bank shall have determined that

(i)
US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Bank in the London Interbank Market; reason of circumstances affecting the Bank in the London Interbank Market, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Loans of any duration or the LIBOR Advantage Rate applicable to LIBOR Advantage Loans, or

(iii)	the LIBOR Rate no longer adequately reflects the Bank’s cost of funding LIBOR Rate Loans,

then, upon notice from the Bank to the Borrower, the obligations of the Bank to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans or LIBOR Advantage Loans of such duration shall forthwith be suspended until the Bank shall notify Borrower that the circumstances causing such suspension no longer exist.

(s).           Without duplication of any LIBOR Breakage Fee or any amount payable under subsection (q) above, Borrower agrees to reimburse the Bank for any increase in the cost to the Bank, or reduction in the amount of any sum receivable by the Bank, (excluding loss of profit) in respect, or as a result, of:

(i)
any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loans (excluding any LIBOR Advantage Loans) on a date other than the scheduled last day of the Interest Period applicable thereto;

(ii)	any loans not being made as LIBOR Rate Loans (excluding any LIBOR Advantage Loans) in accordance with the borrowing request thereof;

(iii)	any LIBOR Rate Loans (excluding any LIBOR Advantage Loans) not being continued as, or converted into, LIBOR Rate Loans in accordance with the continuation/conversion notice thereof; or

(iv)
any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Bank) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate Loan (excluding any LIBOR Advantage Loans) on a date other than the scheduled last day of the Interest Period applicable thereto.

The Bank shall promptly notify Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Bank for such increased cost or reduced amount.  Such additional amounts shall be payable by Borrower to the Bank within five (5) Business Days of its receipt of such notice, and such notice shall, in the absence of manifest or demonstrable error, be conclusive and binding on the Borrower.  Borrower understands, agrees and acknowledges the following: (a) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (b) the LIBOR Rate may be used merely as a reference in determining such rate, and (c) Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Bank.  Borrower further agrees to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

(t).           If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)
shall subject the Bank to any tax, duty or other charge with respect to its LIBOR Rate Loans or LIBOR Advantage Loans or its obligation to make LIBOR Rate Loans or LIBOR Advantage Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its LIBOR Rate Loans or LIBOR Advantage Loans or any other amounts due under this Agreement in respect of its LIBOR Rate Loans or LIBOR Advantage Loans or its obligation to make LIBOR Rate Loans or LIBOR Advantage Loans (except for the application or introduction of, or change in the rate of, any Excluding Withholding Tax (as defined in Section 1(x) below), imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Bank is organized or in which the Bank’s principal executive office is located, or to whose taxing authority the Bank is subject); or

(ii)
shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London Interbank Market any other condition affecting its LIBOR Rate Loans or LIBOR Advantage Loans or its obligation to make LIBOR Rate Loans or LIBOR Advantage Loans;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan or LIBOR Advantage Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement with respect thereto, by an amount deemed by the Bank to be material, then, within fifteen (15) days after Borrower’s receipt of written notice by the Bank (such notice to state, in reasonable detail, the relevant additional amount or amounts and the reasons therefor), Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction provided such payments are charged in the same manner as to other customers of the Bank obligated for such payments.

(u).           All payments by Borrower of principal of, and interest on, the LIBOR Rate Loans or LIBOR Advantage Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise or stamp taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any jurisdiction or taxing authority thereof (such items being called “Withholding Taxes”), unless the deduction or withholding is required by law.  In the event that any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Withholding Taxes pursuant to any applicable law, rule or regulation, then Borrower will

(i)	pay directly to the relevant authority the full amount of Withholding Taxes required to be so withheld or deducted;

(ii)	promptly forward to the Bank documentation reasonably satisfactory to the Bank evidencing such payment to such authority; and

(iii)
pay to the Bank such additional amount or amounts as may be reasonably necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Withholding Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Withholding Taxes and Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is reasonably necessary in order that the net amount received by the Bank after the payment of such Withholding Taxes (including any Withholding Taxes on such additional amount) shall equal the amount the Bank would have received had not such Withholding Taxes been asserted.

If Borrower fails to pay any Withholding Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, Borrower shall indemnify the Bank for any incremental Withholding Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

(v).           Notwithstanding anything to the contrary contained herein, Bank and Borrower agree that after the occurrence of an Event of Default which is continuing, Bank shall be under no obligation to offer any LIBOR Rate Loan, and the Bank may, at its sole discretion, may (a) convert any LIBOR Rate Loan  to a LIBOR Advantage Loan or (b) select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank to other offered rate by banks in London or New York with comparable maturities or (c) accrue interest at a rate equal to the Bank’s Prime Rate as of the first day of any Interest Period.

(w).           In addition to all other sums payable hereunder, Borrower shall pay the Bank (i) a closing fee equal to Seven Thousand Five Hundred ($7,500.00) Dollars which shall be deemed fully earned and payable as of the date hereof (the “Closing Fee”) and (ii) a fee equal to 37.5 basis points of the difference between: (A) the Credit Limit (as each may be reduced under clause (x) below) and (B) the average daily balance of (x) the aggregate outstanding principal amount of the Loans and other extensions of credit hereunder plus (without duplication) (y) the undrawn amounts and other obligations under outstanding Letters of Credit, for each quarterly period this Agreement is in effect (the “Unused Line Fee”).  Such Unused Line Fee shall be payable quarterly in arrears and, unless previously paid by the Borrower, shall be treated as a loan to Borrower, which shall be added to Borrower's loan balance pursuant to this Agreement.

(x).            Borrower may terminate the Revolving Credit at any time, or reduce the Revolving Credit in part from time to time, prior to the Termination Date without premium or penalty (except as may be due under sections (o), (q) or (s) above), on five (5) Business Days prior written notice to Bank.

6.              DEFINITION OF QUALIFIED ACCOUNT.  The term “Qualified Account”, as used herein, means an Account owing to Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

(a).           The Account is not more than ninety (90) days from the date of the invoice thereof.

(b).           The Account arose from the performance of services or an outright sale of goods by Borrower, such goods have been shipped to the account debtor, and Borrower has possession of, or has delivered to Bank, shipping and delivery receipts evidencing such shipment.

(c).           The Account is not subject to any prior assignment, claim, lien, or security interest, and Borrower will not make any further assignment thereof or create any further security interest therein, nor permit Borrower’s rights therein to be reached by attachment, levy, garnishment or other judicial process.

(d).           The Account is not subject to set-off, credit, allowance or adjustment by the account debtor, except discount allowed for prompt payment and the account debtor has not complained as to his liability thereon and has not returned any of the goods from the sale of which the Account arose.

(e).           The Account arose in the ordinary course of Borrower’s business and did not arise from the performance of services or a sale of goods to a supplier or employee of the Borrower.

(f).            No notice of bankruptcy or insolvency of the account debtor has been received by or is known to the Borrower.

(g).           The Account is not owed by an account debtor whose principal place of business is outside the United States of America.

(h).           The Account is not owed by an entity which is a parent, brother/sister, subsidiary or affiliate of Borrower.

(i).            The account debtor is not located in the State of New Jersey or in the State of Minnesota (or any other state that requires an entity to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against an account debtor in the courts or through any judicial process of such state), unless (i) Borrower has filed and shall file all legally required Notice of Business Activities Reports with the New Jersey Division of Taxation or the Minnesota Department of Revenue, as the case may be; or (ii) Borrower is exempt from such filing requirement.

(j).            The Account when aggregated with all of the Accounts of that account debtor does not exceed twenty five (25%) percent of the then aggregate of Qualified Accounts.

(k).           The Account is not evidenced by a promissory note.

(l).            The Account did not arise out of any sale made on a bill and hold, dating or delayed shipment basis.

(m).           The Account does not arise out of a progress billing prior to completion of the order therefor.

(n).            Bank, in accordance with its normal credit policies, has not deemed the Account to be unacceptable for any reason.

PROVIDED THAT if at any time fifty (50%) percent or more of the aggregate amount of the Accounts due from any account debtor are unpaid in whole or in part more than ninety (90) days from the respective dates of invoice, from and after such time none of the Accounts (then existing or hereafter arising) due from such account debtor shall be deemed to be Qualified Accounts until such time as all Accounts due from such account debtor are (as a result of actual payments received thereon) no more than ninety (90) days from the date of invoice; Accounts payable by Borrower to an account debtor shall be netted against Accounts due from such account debtor and the difference (if positive) shall constitute Qualified Accounts from such account debtor for purposes of determining the Borrowing Base (notwithstanding paragraph (d) above);  characterization of any Account due from an account debtor as a Qualified Account shall not be deemed a determination by Bank as to its actual value nor in any way obligate Bank to accept any Account subsequently arising from such account debtor to be, or to continue to deem such Account to be, a Qualified Account; it is Borrower’s responsibility to determine the creditworthiness of account debtors and all risks concerning the same and collection of Accounts are with Borrower; and all Accounts whether or not Qualified Accounts constitute Collateral.

7.              DEFINITION OF ELIGIBLE INVENTORY.  The term “Eligible Inventory”, as used herein, means Borrower’s raw materials and finished goods which are initially and at all times until sold: new and unused (except, with Bank’s written approval, used equipment held for sale or lease), in first-class condition, merchantable and saleable through normal trade channels; at a location which has been identified in writing to Bank; subject to a perfected first priority security interest in favor of Bank; owned by Borrower free and clear of any lien except in favor of Bank; not obsolete; not scrap, waste, defective goods and the like; have been produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders promulgated thereunder; not stored with any bailee, warehouseman, customer, subcontractor or similar party unless Bank has given its prior written consent thereto; not work in process; not perishable or alive; and have not been designated by Bank, in accordance with its normal credit policies, as unacceptable for any reason by notice to Borrower.

8.              BANK’S REPORTS.  After the end of each month, Bank will render to Borrower a statement of Borrower’s loan account with Bank hereunder, showing all applicable credits and debits.  Each statement shall be considered correct and to have been accepted by Borrower and shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within twenty (20) days from the mailing by Bank to Borrower of any such monthly statement.

9.              CONDITIONS OF LENDING.

(a).           The obligation of Bank to make the initial loan hereunder or issuing or causing to be issued any Letter of Credit hereunder shall be subject to the condition precedent that Bank shall have received all of the following, each in form and substance satisfactory to Bank:

(i)             This Agreement, properly executed on behalf of Borrower.

(ii)            The Note drawn to the order of Bank in the face amount of the Credit Limit.

(iii)           A true and correct copy of any and all leases pursuant to which Borrower is leasing any real property, together with a landlord’s waiver with respect to such real property.

(iv)           Current searches of appropriate filing offices showing that (A) no state or federal tax liens have been filed and remain in effect against Borrower, (B) no financing statements have been filed and remain in effect against Borrower, except those financing statements relating to liens set forth on Schedule “B”, the liens of the secured lender to be paid with the proceeds of the initial loan and those financing statements filed by the Bank, and (C) the Bank has duly filed all financing statements necessary to perfect the security interests granted hereunder, to the extent the security interests are capable of being perfected by filing.

(v)            A certificate of the Clerk/Secretary or an Assistant Clerk/Secretary of the Borrower, certifying as to (A) the Articles of Organization and By-Laws of Borrower, (B) the by-laws of the Borrower, (C) resolutions of the directors and, if required, the shareholders of Borrower, authorizing the execution, delivery and performance of this Agreement and related documents, and (D) the signatures of the officers or agents of Borrower authorized to execute and deliver this Agreement and other instruments, agreements and certificates, including loan requests, on behalf of Borrower.

(vi)           A current certificate issued by the Secretary of State of the state of the Borrower’s incorporation, certifying that Borrower is in compliance with all corporate organizational requirements of such state.

(vii)          Evidence that Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(viii)         An opinion of counsel to the Borrower and to Borrower’s parent, Sevcon, Inc., addressed to Bank.

(ix)            Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable/additional insured endorsement in favor of Bank.

(x)             Guaranty, properly executed by Sevcon, Inc., pursuant to which each guarantor unconditionally guarantees the full and prompt repayment of all present and future Obligations; and, to secure its guaranty, a Pledge Agreement of Sevcon, Inc. pledging 100% of its stock in the Borrower.

(xi)            A subordination agreement, properly executed by each of the subordinating creditors, if any, in form and substance satisfactory to Bank.

(xii)           An opinion of counsel to each guarantor which is not an individual, addressed to Bank.

(xiii)          Payment of the fees due through the date of the initial loan and expenses incurred by Bank through such date required to be paid by Borrower pursuant to this Agreement.

(xiv)         A borrowing base certificate which indicates that the Borrower has the loan availability of not less than $2,000,000.

(xv)          A consent of the owner of the trademarks and service marks used by the Borrower to Bank’s use of the same in connection with the exercise of any of Bank’s rights and remedies hereunder, in form and substance satisfactory to Bank.

(xvi)         Such other documents, certificates (including without limitation an Officer’s Certificate and Solvency Certificate) instruments and agreements as Bank in its sole discretion may require.

(b).           The obligation of Bank to make each loan shall be subject to the further conditions precedent on such date:

(i)             the representations and warranties contained in Sections 3 and 4 hereof are correct on and as of the date of such loan or the issuance of a Letter of Credit, as the case may be, as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(ii)             no event has occurred and is continuing, or would result from such loan or issuance of such Letter of Credit, as the case may be, which constitutes an Event of Default or which, with notice or the passage of time or both, would constitute an Event of Default.

10.            CAPITAL ADEQUACY.

If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the loans made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to the Borrower, the Borrower shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return.  A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.  In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

11.            COLLECTIONS; SET OFF; DEPOSIT ACCOUNTS; NOTICE OF ASSIGNMENT; EXPENSES; POWER OF ATTORNEY.

(a).            Borrower will immediately, upon receipt of all checks, drafts, cash and other remittances in payment of any Inventory sold or in payment or on account of Borrower’s accounts, contracts, contract rights, notes, bills, drafts, acceptances, general intangibles, choses in action and all other forms of obligations, deliver the same to Bank accompanied by a remittance report in form specified by Bank.  Said proceeds shall be delivered to Bank in the same form received except for the endorsement of Borrower where necessary to permit collection of items, which endorsement Borrower agrees to make.  Bank will credit (conditional upon final collection) all such payments against the principal or interest of any loans secured hereby.  The order and method of such application shall be in the sole discretion of Bank and any portion of such funds which Bank elects not to so apply shall be paid over from time to time by Bank to Borrower. Bank will at all times have the right to require Borrower (i) to enter into a lockbox arrangement with Bank for the collection of such remittances and payments, or (ii) to maintain its deposit accounts at Bank or, in the alternative, at another financial institution which has agreed to accept drafts drawn on it by Bank under a written depository transfer agreement with Bank and to block Borrower’s account and waive its rights as against such account. Notwithstanding anything contained to the contrary herein, said proceeds shall not be applied to the principal of any LIBOR Advantage Loan(s) or LIBOR Rate Loan(s), until all Prime Rate Loans have been paid in full and not LIBOR Rate Loan until all LIBOR Advantage Loan(s) are paid in full.  As used in this section, “business day(s)” shall mean any day which is neither a Saturday, Sunday nor holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts.

(b).           Borrower or any guarantor hereby grant to Bank a lien, security interest and right of setoff as security for all liabilities and Obligations to Bank, whether now existing or hereafter  arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity in the control of Citizens Financial Group, Inc., or in transit to any of them.  At any time, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or Obligation of Borrower or any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

(c).           Bank shall be Borrower’s main bank of deposit.  For each deposit account that Borrower at any time opens or maintains, Borrower shall, at Bank’s request and option, pursuant to an agreement in form and substance satisfactory to Bank, either (i) cause the depositary bank to agree to comply at any time with instructions from Bank to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of Borrower, or (ii) arrange for Bank to become the customer of the depositary bank with respect to the deposit account, with Borrower being permitted, only with the consent of Bank, to exercise rights to withdraw funds from such deposit account.  Bank agrees with Borrower that Bank shall not give any such instructions or withhold any withdrawal rights from Borrower, unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal not otherwise permitted by this Agreement would occur.  The provisions of this paragraph shall not apply to (i) any deposit account for which Borrower, the depositary bank and Bank have entered into a cash collateral agreement specially negotiated among Borrower, the depositary bank and Bank for the specific purpose set forth therein, or (ii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s salaried employees.

(d).           Bank may at any time after the occurrence and during the continuation of an Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default, notify account debtors that Collateral has been assigned to Bank and that payments shall be made directly to or as directed by Bank.  After the occurrence and during the continuation of an Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default, upon request of Bank, Borrower will so notify such account debtors and will indicate on all billings to such account debtors that their Accounts must be paid directly to or as directed by Bank.  After the occurrence and during the continuation of an Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default, Bank shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of Borrower.

(e).           Borrower shall pay to Bank on demand any and all reasonable counsel fees and other expenses incurred by Bank in connection with the preparation, interpretation, enforcement, administration or amendment of this Agreement, or of any documents relating thereto, and any and all expenses, including, but not limited to, the costs of appraisals, field examinations and commercial finance audits, a collection charge on all Accounts collected, all attorneys’ fees and expenses, and all other expenses of like or unlike nature which may be expended by Bank to obtain or enforce payment of any Account either as against the account debtor, Borrower, or any guarantor or surety of Borrower or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Bank’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all costs and expenses incurred or paid by Bank in connection with the administration, supervision, protection or realization on any security held by Bank for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses incurred by Bank in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Bank in connection with the debt secured hereby, all of which amounts shall be considered advances to protect Bank’s security, and shall be secured hereby.  At its option, and without limiting any other rights or remedies, Bank may at any time pay or discharge any taxes, liens, security interests or other encumbrances at any time levied against or placed on any of the Collateral, and may procure and pay any premiums on any insurance required to be carried by Borrower, and provide for the maintenance and preservation of any of the Collateral, and otherwise take any action reasonably deemed necessary to Bank to protect its security, and all amounts expended by Bank in connection with any of the foregoing matters, including reasonable attorneys’ fees, shall be considered obligations of Borrower and shall be secured hereby.

(f).            Borrower does hereby make, constitute and appoint any officer or agent of Bank as Borrower’s true and lawful attorney-in-fact, (i) with power to (x) endorse the name of Borrower or any of Borrower’s officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of Bank in full or part payment of any amounts owing to Bank; (y) to sign and endorse the name of Borrower or any of Borrower’s officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts, and any instrument or documents relating thereto or to Borrower’s rights therein; and (z) to give written notice to such office and officials of the United States Post Office to effect such change or changes of address so that all mail addressed to Borrower may be delivered directly to Bank; and (ii) granting upon Borrower’s said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as Borrower might or could do, and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue hereof, provided however, Bank shall not exercise the powers described in subsections (i) (y), (i) (z) and (ii) above until after the occurrence and during the continuation of an Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default.  Neither Bank nor the attorney shall be liable for any acts or omissions nor for any error of judgment or mistake, except for their gross negligence or willful misconduct.  This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as Borrower may be indebted to Bank.

12.            FINANCING STATEMENTS. At the request of Bank, Borrower will join with Bank in executing one or more Financing Statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable law in form satisfactory to Bank and will pay the cost of filing the same in all public offices wherever filing is deemed by Bank to be necessary or desirable.  A legible carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement. Borrower hereby irrevocably authorizes Bank at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted Collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrower agrees to furnish any such information to Bank promptly upon request.  Borrower also ratifies its authorization for Bank to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

13.            BORROWER’S REPORTS.

(a).           Intentionally deleted.

(b).           Borrower shall cause all of its invoices, including the copies thereof, to be printed and to bear consecutive numbers and shall prepare and issue its invoices in such consecutive numerical order.  If requested by Bank, all copies of invoices not previously delivered to Bank shall be delivered to Bank with each schedule of Accounts.  Copies of all invoices which are voided or canceled or which for any other reason do not evidence an Account shall be included in such delivery.  If any invoice or copy thereof is lost, destroyed or otherwise unavailable, Borrower shall account in writing, in form satisfactory to Bank, for such missing invoice.

(c).           Within fifteen (15) calendar days after the end of each month or, after the occurrence and during the continuation of an Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default, on such other more frequent basis as may be required by Bank from time to time, Borrower shall submit to Bank an aging report in form satisfactory to Bank showing the amounts due and owing on all Accounts according to Borrower’s records as of the close of such month or such shorter period as may be required by Bank from time to time, together with such other information as Bank may require.  If Borrower’s monthly aging reports are prepared by an accounting service or other agent, Borrower hereby authorizes such service or agent to deliver such aging reports and any other related documents to Bank.

(d).           Within fifteen (15) calendar days after the end of each month or, after the occurrence and during the continuation of an Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default, on such other basis as may be required by Bank from time to time, Borrower shall submit to Bank an accounts payable aging report in form satisfactory to Bank showing the amounts due and owing on all accounts payable according to Borrower’s records as of the close of such month or such shorter period as may be required by Bank from time to time, together with such other information as Bank may require.  If Borrower’s monthly accounts payable aging reports are prepared by an accounting service or other agent, Borrower hereby authorizes such service or agent to deliver such accounts payable aging reports and any other related documents to Bank.

(e).           Within fifteen (15) calendar days after the end of each month or, after the occurrence and during the continuation of an Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default, on such other more frequent basis as may be required by Bank from time to time, Borrower shall furnish to Bank a certificate describing all of Borrower’s Inventory by value based on the lower of cost or market value, listing all Inventory by nature, quantity and location, together with such other information as Bank may require.

(f).            Borrower shall deliver to Bank all documents, as frequently as indicated below, or after the occurrence and during the continuation of an Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default, at such other times as Bank may request, and all other documents and information reasonably requested by Bank:

(i)
A borrowing base certificate, including Borrower’s certification of cash receipts, credit memos, sales, debit memos, the unpaid loan balance, new borrowing requests and the adjusted loan balance and of the absence of any defaults
Twice a month on the first and fifteenth day of each calendar month
(ii)	List of names and addresses of account debtors to whom Borrower has made sales during the previous fiscal year	Annually, within sixty (60) days after the end of each fiscal year of Borrower
(iii)	Reconciliation report, in form satisfactory to Bank, showing all accounts, collections, payments, credits, and extensions since the preceding report	Monthly
(iv)	Projections of Borrower’s balance sheet, statement of profit and loss and cash flow for the next succeeding fiscal year broken down on a month to month basis	Annually, at least fifteen (15) days before the beginning of each fiscal year of Borrower
(v)	Intentionally deleted
(vi)	Notice of noncompliance with the provisions of this Agreement	Immediately upon learning of such noncompliance, or if any representation or warranty contained herein is no longer true or accurate
(vii)	Compliance Certificate in the form annexed hereto as Exhibit 2	As soon as available and in any event within forty-five (45) days after the close of each quarterly period of Borrower’s fiscal year

(g).           Borrower will furnish Bank as soon as available, and in any event within forty-five (45) days after the close of each monthly period of its fiscal year, a balance sheet as of the end of such period, and a statement of income and retained earnings for the period commencing at the end of the previous fiscal year and ending with the end of such period, and a statement of cash flows of the Borrower for the portion of the fiscal year ended with the last day of such period, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, and all prepared in accordance with generally accepted accounting principles consistently applied, certified by the chief financial officer of the Borrower (subject to year-end adjustment).

(h).            Borrower will furnish Bank, annually, as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, a balance sheet as of the end of such fiscal year, and a statement of income and retained earnings for such fiscal year, and a statement of cash flows for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, and all prepared in accordance with generally accepted accounting principles consistently applied on a reviewed basis by independent public accountants selected by the Borrower and acceptable to Bank.

(i).             Borrower will promptly, upon receipt thereof, deliver to Bank, copies of any reports submitted to the Borrower by Borrower’s independent public accountants in connection with the examination of the financial statements of the Borrower made by such accountants (the so-called “Management Letter”).

(j).             In addition to the foregoing, the Borrower promptly shall provide Bank with such other and additional information concerning the Borrower, the Collateral, the operation of the Borrower’s business, and the Borrower’s financial condition, including financial reports and statements, as Bank may from time to time reasonably request from the Borrower.  All financial information provided Bank by the Borrower shall be prepared in accordance with generally accepted accounting or auditing principles (as applicable) applied consistently in the preparation thereof and with prior periods to fairly reflect the financial conditions of the Borrower at the close of, and its results of operations for, the periods in question.

(k).            Intentionally deleted

14.            GENERAL AGREEMENTS OF BORROWER.

(a).           Borrower agrees to keep all the Collateral insured with coverage and in amounts not less than that usually carried by one engaged in a like business, including insurance respecting its property and assets whenever located, any damage by fire, theft, explosion, and all other hazards as well as insurance against larceny, embezzlement and criminal misrepresentation and in any event not less than that required by Bank with loss payable to Bank and Borrower, as their interests may appear, hereby appointing Bank as attorney for Borrower in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts.  As further assurance for the payment and performance of the Obligations, Borrower hereby assigns to Bank all sums, including returns of unearned premiums, which may become payable under any policy of insurance on the Collateral and Borrower hereby directs each insurance company issuing any such policy to make payment of such sums directly to Bank.

(b).           Bank or its agents have the right to inspect the Collateral and all records pertaining thereto at intervals to be determined by Bank and without hindrance or delay. Bank shall also have the rights at the sole cost and expense of Borrower (i) to obtain from time to time an appraisal of the Collateral by an appraiser acceptable to Bank and (ii) to conduct field examinations, provided, however that so long as there  has not occurred or is then continuing any Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default, such inspections and audits will occur (x) on five (5) day’s advance notice and during regular business hours and (y) at Borrower’s reasonable expense, field examinations and collateral appraisals not more frequently than two (2) times per year.

(c).           Although, as above set forth, Bank has a continuing security interest in all of Borrower’s Collateral and in the proceeds thereof, Borrower will at all times maintain as the minimum security hereunder a Borrowing Base not less than the aggregate unpaid principal of all loans made hereunder and if Borrower fails to do so, Borrower will immediately make the necessary reduction in the unpaid principal amount of said loans so that the loans outstanding hereunder do not in the aggregate exceed the Borrowing Base.

(d).           Borrower will at all times keep accurate and complete records of Borrower’s Inventory, Accounts and other Collateral, and Bank, or any of its agents, shall have the right to call at Borrower’s place or places of business at intervals to be determined by Bank, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence which relate to Borrower’s Accounts, and other Collateral or other transactions, between the parties thereto and the general financial condition of Borrower and Bank may remove any of such records temporarily for the purpose of having copies made thereof, provided however, that so long as there has not occurred or is then continuing any Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default, such inspections, audits and checks will occur on five (5) Business Day’s advance notice and during regular business hours and (y) at Borrower’s expense, not more frequently than two (2) times per year.

(e).            Borrower will maintain a standard and modern system of accounting which enables Borrower to produce financial statements in accordance with generally accepted accounting principles and maintain records pertaining to the Collateral that contain information as from time to time may be reasonably requested by Bank.

(f).            Borrower will maintain its corporate existence in good standing and comply with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business.

(g).           Borrower will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property.

(h).           Bank may in its own name or in the name of others communicate with account debtors in order to verify with them to Bank’s satisfaction the existence, amount and terms of any Accounts.

(i).            This Agreement may but need not be supplemented by separate assignments of Accounts and if such assignments are given the rights and security interests given thereby shall be in addition to and not in limitation of the rights and security interests given by this Agreement.

(j).             If any of Borrower’s Accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, Borrower will immediately notify Bank thereof in writing and execute any instruments and take any steps required by Bank in order that all monies due and to become due under such contracts shall be assigned to Bank and notice thereof given to the Government under the Federal Assignment of Claims Act.

(k).            If any of Borrower’s Accounts should be evidenced by promissory notes, trade acceptances, or other instruments for the payment of money, in each case with a stated principal or face amount of $15,000 or more, Borrower will immediately deliver same to Bank, appropriately endorsed to Bank’s order and, regardless of the form of such endorsement, Borrower hereby waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

(l).            If any goods are at any time in the possession of a bailee, Borrower shall promptly notify Bank thereof and, if requested by Bank, shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to Bank, that the bailee holds such Collateral for the benefit of Bank and shall act upon the instructions of Bank, without the further consent of Borrower.  Bank agrees with Borrower that Bank shall not give any such instructions that so long as there has not occurred or is then continuing any Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default.

(m).           If Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in favor of Borrower, Borrower shall promptly notify Bank thereof and, at the request and option of Bank, Borrower shall, pursuant to an agreement in form and substance satisfactory to Bank, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Bank of the proceeds of any drawing under the letter of credit, or (ii) arrange for Bank to become the transferee beneficiary of the letter of credit, with Bank agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied  in the same manner as any other payment on an Account.

(n).           If Borrower shall at any time hold or acquire a commercial tort claim, Borrower shall immediately notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein, and in the proceeds  thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

(o).           Borrower will promptly pay when due all taxes and assessments upon the Collateral or for its use or operation or upon this Agreement, or upon any note or notes evidencing the Obligations, and will, at the reasonable request of Bank, promptly furnish Bank the receipted bills therefor.  At its option, Bank may discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral and may pay for the maintenance and preservation of the Collateral.  Borrower agrees to reimburse Bank on demand for any payments made, or any expenses incurred by Bank pursuant to the foregoing authorization, and upon failure of the Borrower so to reimburse Bank, any such sums paid or advanced by Bank shall be deemed secured by the Collateral and constitute part of the Obligations.

(p).           Borrower will immediately notify Bank upon receipt of notification of any potential or known release or threat of release of hazardous materials, hazardous waste, hazardous or toxic substance or oil from any site operated by Borrower or of the incurrence of any expense or loss in connection therewith or with the Borrower’s obtaining knowledge of any investigation, action or the incurrence of any expense or loss by any governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower may be liable.  As used herein, the terms “hazardous waste,” “hazardous or toxic substance,”  “hazardous material” or “oil” shall have the same meanings as defined and used in any of the following (the “Acts”): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC Sections 9601-9657, as amended by the Superfund Accounts and Reauthorization Act of 1986; the Federal Resource Conservation and Recovery Act, 42 USC Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 USC Sections 1801 et seq.; the Toxic Substances Control Act, 15 USC Sections 2601 et seq.; the Federal Water Pollution Control Act, 33 USC Sections 1251 et seq.; the Clean Air Act, 42 USC Sections 741 et seq.; the Clean Water Act, 33 USC Section 701; the Safe Drinking Water Act, 42 USC Sections 300(f)-300(j); M.G.L.A. c. 21E (Massachusetts Oil and Hazardous Material Release Prevention Act); M.G.L.A. c. 21C (Massachusetts Hazardous Waste Management Act); and/or the regulations adopted and publications promulgated pursuant to any of the Acts, as the same may be amended from time to time.

(q).           Except for Bank’s gross negligence or willful misconduct, Borrower will indemnify and save Bank harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys’ fees) that Bank may sustain or incur by reason of defending or protecting this security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral.  This indemnity shall survive the repayment of the Obligations and the termination of Bank’s agreement to make loans available to Borrower and the termination of this Agreement.

(r).            At the option of Bank, Borrower will furnish to Bank, from time to time, within five (5) days after the accrual in accordance with applicable law of Borrower’s obligation to make deposits for F.I.C.A. and withholding taxes and/or sales taxes, proof satisfactory to Bank that such deposits have been made as required.

Should Borrower fail to make any of such deposits or furnish such proof then Bank may, in its sole and absolute discretion, (a) make any of such deposits or any part thereof, (b) pay such taxes, or any part thereof, or (c) set-up such reserves as Bank, in its judgment, shall deem necessary to satisfy the liability for such taxes.  Each amount so deposited or paid shall constitute an advance under the terms hereof, repayable on demand with interest, as provided herein, and secured by all Collateral and any other property at any time pledged by Borrower with Bank.  Nothing herein shall be deemed to obligate Bank to make any such deposit or payment or set-up such reserve and the making of one or more of such deposits or payments or the setting-up of such reserve shall not constitute (i) an agreement on Bank’s part to take any further or similar action, or (ii) a waiver of any default by Borrower under the terms hereof.

(s).           All advances by Bank to Borrower under this Agreement and under any other agreement constitute one general revolving fluctuating loan, and all indebtedness of Borrower to Bank under this and under any other agreement constitute one general Obligation.  Each advance to Borrower hereunder or otherwise shall be made upon the security of all of the Collateral held and to be held by Bank.  It is distinctly understood and agreed that all of the rights of Bank contained in this Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement and to any other agreements between Bank and Borrower.  Any default of this Agreement by Borrower shall constitute, likewise, a default by Borrower of any other existing  agreement with Bank, and any default by Borrower of any other agreement with Bank shall constitute a default of this Agreement.  The entire Obligation of Borrower to Bank shall become due and payable upon termination of this Agreement.

(t).            Borrower hereby grants to Bank for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owing from Borrower to Bank are fully paid and discharged, the right to use all premises or places of business which Borrower presently has or may hereafter have and where any of the Collateral may be located, at a total rental for the entire period of $1.00.  Bank agrees not to exercise the rights granted in this paragraph unless and until Bank determines to exercise its rights against the Collateral.

(u).           Borrower will, at its expense, upon the reasonable request of Bank promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Bank may reasonably request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Bank’s security interest, rights and remedies created or intended to be created hereunder.  Without limiting the generality of the above, Borrower will join with Bank in executing financing and continuation statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable Federal or state law in form satisfactory to Bank and filing the same in all public offices and jurisdictions wherever and whenever requested by Bank.

(v).           Borrower shall perform any and all further steps requested by Bank to perfect Bank’s security interest in Inventory, such as leasing warehouses to Bank or its designee, placing and maintaining signs, appointing custodians, maintaining stock records and transferring Inventory to warehouses.  A physical listing of all Inventory, wherever located, shall be taken by Borrower at least annually and whenever requested by Bank if there has occurred or is then continuing any Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default,

(w).           Borrower hereby grants to Bank for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owed to Bank are fully paid and discharged, a non-exclusive irrevocable royalty-free license in connection with Bank’s exercise of its rights hereunder, to use, apply or affix any trademark, trade name logo or the like and to use any patents, in which the Borrower now or hereafter has rights, which license may be used by Bank upon and after the occurrence of any one or more of the Events of Default, provided, however, that such use by Bank shall be suspended if such Events of Default are cured.  This license shall be in addition to, and not in lieu of, the inclusion of all of Borrower’s trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses in the Collateral; in addition to the right to use said Collateral as provided in this paragraph, Bank shall have full right to exercise any and all of its other rights regarding Collateral with respect to such trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses.

15.            BORROWER’S NEGATIVE COVENANTS.  Borrower will not at any time:

(a).           (Debt to Worth) permit the aggregate amount of its indebtedness to be more than 2.0 times the amount of its tangible net worth. This covenant shall be tested quarterly;

(b).           (Debt Service Coverage Ratio) permit, for the twelve-month period ending on the last day of any fiscal quarter, the debt service coverage ratio to be less than 1.25 to 1. This covenant shall be tested quarterly;

(c).           (Subchapter S Corporation) if Borrower is a Subchapter S corporation, make distributions to its shareholders during any fiscal year of Borrower in an aggregate amount greater than the amount necessary to pay federal and state income taxes upon Borrower’s undistributed income for such year;

(d).           (Disposition of Collateral) sell, assign, exchange or otherwise dispose of any of the Collateral, other than Inventory consisting of (i) scrap, waste, defective goods and the like; (ii) obsolete goods; (iii) finished goods sold in the ordinary course of business or any interest therein to any individual, partnership, trust or other corporation; and (iv) Equipment which is no longer required or deemed necessary for the conduct of Borrower’s business, so long as Borrower receives therefor a sum substantially equal to such Equipment’s fair value, remits such sum to Bank in accordance with the terms of this Agreement or replaces such Equipment with other equipment of similar value which is subject to a first security interest in Bank’s favor;

(e).           (Liens) create, permit to be created or suffer to exist any lien, encumbrance or security interest of any kind (“Lien”) upon any of the Collateral or any other property of Borrower, now owned or hereafter acquired, except: (i) landlords’, carriers’, warehousemen’s, mechanics’ and other similar liens arising by operation of law in the ordinary course of Borrower’s business; (ii) arising out of pledge or deposits under worker’s compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (iii) purchase money Liens arising in the ordinary course of business for the purchase of equipment (so long as the indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto, and such Lien extends to no other property); (iv) Liens for unpaid taxes that are either (x) not yet due and payable, or (y) are subject of permitted protests; (v) Liens which are the subject of permitted protests; (vi) those Liens and encumbrances set forth on Schedule “B” annexed hereto; and (vii) in favor of Bank; the term “permitted protests” as used herein means the right of the Borrower to protest any Lien (other than a Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a federal or state tax lien) or rental payment, provided that (x) a reserve with respect to such liability is established on the books of the Borrower in an amount that is reasonably satisfactory to the Bank, (y) any such protest is instituted and diligently prosecuted by the Borrower in good faith, and (z) the Bank is satisfied that, while such protest is pending, there will be no impairment of the enforceability, validity or priority of any of the Liens of the Bank in and to the Collateral;

(f).            (Dividends) pay any dividends on or make any distribution on account of (except, if Borrower is a Subchapter S corporation, consistent with paragraph (c) above) any class of Borrower’s capital stock in cash or in property (other than additional shares of such stock), or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock;

(g).           (Loans) make any loans or advances to any individual, partnership, trust or other corporation, including without limitation Borrower’s directors, officers and employees, except advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by Borrower;

(h).           (Guarantees/Indebtedness ) create, assume, guaranty, endorse or otherwise become directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any indebtedness (except guarantees by endorsement of instruments for deposit or collection in the ordinary course of business and guarantees in favor of Bank) of any individual, partnership, trust or other corporation;

(i).            (Investments) (i) use any loan proceeds to purchase or carry any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (ii) invest in or purchase any stock or securities of any individual, partnership, trust or other corporation except (x) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof or (y) time deposits with or certificates of deposit issued by the Bank;

(j).            (Transactions with Affiliates) enter into any lease or other transaction with any shareholder, officer or affiliate on terms any less favorable than those which might be obtained at the time from persons who (or entities which) are not such a shareholder, officer or affiliate; or in any event make payment of any indebtedness to any affiliate if an event has occurred and is continuing, or would result from payment, as the case may be, which constitutes an Event of Default or which, with notice or the passage of time or both, would constitute an Event of Default.

(k).           (Subsidiaries) sell, transfer or otherwise dispose of any stock of any subsidiary of Borrower, or create any new subsidiaries;

(l).            (Mergers, Consolidations or Sales) (i) merge or consolidate with or into any corporation; (ii) enter into any joint venture or partnership with any person, firm or corporation; (iii) convey, lease or sell all or any material portion of its property or assets or business to any other person, firm or corporation, except for the sale of Inventory in the ordinary course of its business; or (iv) convey, lease or sell any of its assets to any person, firm or corporation for less than the fair market value thereof;

(m).          (Change in Legal Status) (i) Change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, and (ii) change its type of organization, jurisdiction or organization or other legal structure.  If the Borrower does not have an organizational identification number and later obtains one, the Borrower shall forthwith notify the Lender of such organizational identification number.

For purposes of this section: “affiliate” shall mean any person or entity (i) which directly or indirectly controls, or is controlled by or is under common control with the Borrower or a subsidiary, (ii) which directly or indirectly beneficially holds or owns five (5%) percent or more of any class of voting stock of the Borrower or any subsidiary, or (iii) five (5%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a subsidiary;  “capital assets” shall mean assets that, in accordance with generally accepted accounting principles, are required or permitted to be depreciated or amortized on the Borrower’s balance sheet; “capital expenditures” shall mean but not be limited to amounts paid during such fiscal year for capital assets or capital leases and shall include, in the case of a purchase, the entire purchase price and, in the case of a capital lease (but not an operating lease), the entire rental for the term; “capital leases” shall mean capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of capital assets; “CMLTD” shall mean the current maturity of long term indebtedness paid during the applicable period, including but not limited to, amounts required to be paid during such period under capital leases; “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any person or entity, whether through the ownership of voting securities, by contract or otherwise; “debt service coverage ratio” shall mean, during the applicable period, that quotient equal to (a) the aggregate of (i) EBITDA, minus (ii) distributions, minus (iii) taxes actually paid, and minus (iv) unfinanced capital expenditures, divided by (b) fixed charges, that is,

EBITDA - distributions - taxes actually paid - unfinanced capital expenditures fixed charges;

“distributions” shall mean all payment or distributions to shareholders in cash or in property other than reasonable salaries, bonuses and expense reimbursements; “EBITDA” shall mean, for the applicable period, income from continuing operations before the payment of interest and taxes, plus depreciation and amortization, determined in accordance with generally accepted accounting principles; “fixed charges” shall mean interest, plus CMLTD; “indebtedness” shall mean (i) all liabilities for borrowed money, for the deferred purchase price of property or services (excluding, however, trade payables in incurred in the ordinary course of business and repayable in accordance with customary trade practices), and under leases which are or should be, under generally accepted accounting principles, recorded as capital leases, in respect of which a person or entity is directly or indirectly, absolutely or contingently liable as obligor, guarantor, endorser or otherwise, or in respect of which such person or entity otherwise assures a creditor against loss, (ii) all liabilities of the type described in (i) above which are secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property owned by such person or entity, whether or not such person or entity has assumed or become liable for the payment thereof, and (iii) all other liabilities or obligations which would, in accordance with generally accepted accounting principles, be classified as liabilities of such person or entity; “interest” shall mean, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on indebtedness and on capital leases, determined in accordance with generally accepted accounting principles; “material adverse change” means any event, fact, circumstance, change in, or effect on, the business of the Borrower , which individually or in the aggregate or on a cumulative basis with any other events, facts, circumstances, changes in, or effects on, the Borrower or the Collateral, taken as a whole, which could reasonably be expected to materially adversely affect (a) the ability of  the borrower to (i) operate or conduct its business in all material respects in the manner in which such business is currently operated or conducted or (ii) to perform its obligations or to pay any Obligations, (b) the assets, properties, business, prospects, profitability, operations, or condition (financial or otherwise) of the Borrower taken as a whole, (c) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of Bank hereunder or thereunder or (d) the value, enforceability, or collectibility of the Collateral taken as a whole; “tangible net worth” shall mean Borrower’s stockholders’ equity determined in accordance with generally accepted accounting principles, consistently applied, subtracting therefrom (i) intangibles (as determined in accordance with such principles so applied) and (ii) accounts and indebtedness owing to Borrower from any employee or parent, subsidiary or other affiliate of Borrower; and “unfinanced capital expenditures” shall mean capital expenditures, minus long term indebtedness issued during the applicable period for the acquisition of capital assets.

16.            DEFAULT; RIGHTS AND REMEDIES UPON DEFAULT.

(a).           Upon the occurrence of any one or more of the following events (herein, “Events of Default”), Bank may decline to make any or all further loans or issue Letters of Credit hereunder or under any other agreements with Borrower, any and all Obligations of the Borrower to Bank shall become immediately due and payable, at the option of Bank and without notice or demand.  For purposes here of, the phrases “during the continuation of” used with respect to with an Event of Default” shall refer to the period of time commencing after the occurrence of the subject event until such time  as such subject Event of Default has been waived in writing by the Bank and an Event of Default shall be deemed to be “continuing” until such waiver by Bank.  The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between Bank and the Borrower and instruments and papers given Bank by the Borrower, whether such agreements, instruments, or papers now exist or hereafter arise, namely:

(i)             The failure by the Borrower to pay when due any principal, interest, fees, costs, and expenses due pursuant to this Agreement.

(ii)            The failure by the Borrower to pay, when due, any other Obligations.

(iii)            Default by the Borrower in the observance or performance of any of the covenants or agreements of the Borrower contained in Sections 11(a) or 15 of this Agreement.

(iv)           The failure by the Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement (other than those described in Sections 16 (i), (ii) and (iii) above), or in any other agreement with Bank which is not remedied within the earlier of twenty (20) days after (i) notice thereof by Bank to Borrower, or (ii) the date Borrower was required to give notice to Bank pursuant to Section 13(f)(vi) hereof.

(v)            The determination by Bank that any representation or warranty heretofore, now or hereafter made by the Borrower to Bank, in any documents, instrument, agreement, or paper was not true or accurate when given in any material respect.

(vi)           The occurrence of any event such that any material indebtedness of the Borrower from any lender other than Bank could be accelerated, notwithstanding that such acceleration has not taken place.

(vii)          The occurrence of any event which would cause a lien creditor, as that term is defined in Section 9-102 of the Code, to take priority over advances made by Bank.

(viii)         A filing against or relating to the Borrower of (A) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (B) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state.

(ix)            The occurrence of any event of default under any agreement between Bank and the Borrower or instrument or paper given Bank by the Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Bank may not have exercised its rights upon default under any such other agreement, instrument or paper).

(x)            Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of the Borrower’s property.

(xi)          The granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the failure by the Borrower to generally pay the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to Title 11 of the United States Code entitled “Bankruptcy” (hereinafter the “Bankruptcy Code”) or any other federal Bankruptcy law; the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the calling or sufferance of a meeting of creditors of the Borrower; the meeting by the Borrower of a formal or informal creditor’s committee; the offering by or entering into by the Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of the Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors.

(xii)          The entry of any judgment(s) against Borrower, which judgment(s) is not satisfied or appealed from (with execution or similar process stayed) within fifteen (15) days of its entry.

(xiii)         There shall occur any material adverse change in the business or financial condition of the Borrower.

(xiv)         The entry of any court order which enjoins, restrains or in any way prevents the Borrower from conducting all or any part of its business affairs in the ordinary course of business.

(xv)          The service of any process upon Bank seeking to attach by trustee process any funds of the Borrower on deposit with Bank.

(xvi)         Any change in the identity, authority or responsibilities of any person having management or policy authority with respect to the Borrower and/or any direct or indirect change in the ownership of the capital stock of the Borrower from that existing at the execution of this Agreement.

(xvii)        The occurrence of any material uninsured loss, theft, damage or destruction to any material asset(s) of the Borrower.

(xviii)       Any act by or against, or relating to the Borrower or its assets pursuant to which any creditor of the Borrower seeks to reclaim or repossess or reclaims or repossesses all or a portion of the Borrower’s assets.

(xix)          The death, termination of existence, dissolution, or liquidation of the Borrower, or the ceasing to carry on actively any substantial part of Borrower’s current business.

(xx)           This Agreement shall, at any time after its execution and delivery and for any reason, cease (A) to create a valid and perfected first priority security interest in and to the property purported to be subject to this Agreement; or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by the Borrower or any guarantor of the Borrower denies it has any further liability or obligation hereunder.

(xxi)          Any of the following events occur or exist with respect to the Borrower or any ERISA affiliate: (A) any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan; (B) any “reportable event” (as defined in Section 4043 of ERISA and the regulations issued under such Section) shall occur with respect to any Plan; (C) The filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (D) any event or circumstance exists which might constitute grounds entitling the Pension Benefit Guaranty Corporation (PBGC) to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (E) or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of Bank subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise.

(xxii)         The occurrence of (A) any of the Events of Default described in Sections 16(vi), 16(viii), 16(xi), 16(xii), or 16(xix), with respect to any guarantor to Bank of the Obligations, as if such guarantor were the “Borrower” described therein, or (B) the failure by any guarantor to Bank of the Obligations to perform in accordance with the terms of any agreement between such guarantor and the Bank.

(xxiii)        The termination of any guaranty by any guarantor of the Obligations.

(xxiv)        Intentionally deleted.

(b).           Upon the occurrence of an Event of Default, Bank may declare any obligation Bank may have hereunder to be cancelled, declare all Obligations of Borrower to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise.  In addition, upon the occurrence of an Event of Default, if Bank proceeds to enforce payment of the Obligations, Borrower shall be obligated to deliver to Bank cash collateral in an amount equal to the aggregate amounts then undrawn on all outstanding Letters of Credit or acceptances issued or guaranteed by Bank for the account of Borrower, and Bank may proceed to enforce payment of the same and to exercise all rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise. Upon the occurrence of, and during the continuance of, an Event of Default, the Borrower, as additional compensation to the Bank for its increased credit risk, promises to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Agreement) at a per annum rate of three (3%) percent greater than the rate of interest then specified under Section 5 of this Agreement.

(c).           Upon the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code, Bank’s obligation hereunder shall be canceled immediately, automatically, and without notice, and all Obligations of the Borrower then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Borrower.

(d).           Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Bank deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to the Bank’s disposition of the Collateral.  The Bank may conduct any such sale or other disposition of the Collateral upon the Borrower’s premises.  Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Bank shall provide the Borrower with such notice as may be practicable under the circumstances), the Bank shall give the Borrower at least the greater of the minimum notice required by law or seven (7) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made.  The Bank may purchase the Collateral, or any portion of it at any public sale.

(e).            If the Bank sells any of the Collateral on credit, the Borrower will be credited only with payments actually made by the purchaser of such Collateral and received by the Bank.  If the purchaser fails to pay for the Collateral, the Bank may re-sell the Collateral and the Borrower shall be credited with the proceeds of the sale.

(f).            In connection with the Bank’s exercise of the Bank’s rights after the occurrence of an Event of Default, the Bank may enter upon, occupy and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Bank.  The Bank shall not be required to remove any of the Collateral from any such premises upon the Bank’s taking possession thereof, and may render any Collateral unusable to the Borrower.  In no event shall the Bank be liable to the Borrower for use or occupancy by the Bank of any premises pursuant to this Agreement.

(g).           `Upon the occurrence of any Event of Default, the Bank may require the Borrower to assemble the Collateral and make it available to the Bank at the Borrower’s sole risk and expense at a place or places which are reasonably convenient to both the Bank and the Borrower.

17.            STANDARDS FOR EXERCISING REMEDIES.  To the extent that applicable law imposes duties on Bank to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for Bank (a) to fail to incur expenses reasonably deemed significant by Bank to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Borrower, for expressions of interest in acquiring  all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties specifically to disclaim any warranties of title or the like, (k) to purchase insurance or credit enhancements to insure Bank against risks of loss, collection or disposition of Collateral or to provide to Bank a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Bank in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Bank would not be commercially unreasonable in Bank’s exercise of remedies against the Collateral and that other actions or omissions by Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this section.  Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to Borrower or to impose any duties on Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

18.            PROCESSING AND SALES OF INVENTORY.  So long as Borrower is not in default hereunder, Borrower shall have the right, in the regular course of business, to process and sell Borrower’s Inventory.  A sale in the ordinary course of business shall not include a transfer in total or partial satisfaction of a debt.

19.            WAIVER OF JURY TRIAL.  BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury.  Borrower acknowledges that Bank has been induced to enter into this Agreement by, among other things, this waiver.  Borrower acknowledges that it has read the provisions of this Agreement and in particular, this section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

20.            CONSENT TO JURISDICTION.  Borrower and Bank agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the Commonwealth of Massachusetts sitting in the counties of Suffolk or Middlesex, or in the District Court of the United States for the District of Massachusetts, and Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

21.            TERMINATION.

(a).            Unless renewed in writing, this Agreement shall terminate on June 14, 2014 (the “Termination Date”), and all Obligations shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of the Obligations is otherwise due and payable pursuant to the agreement or instrument evidencing same.  Bank may terminate this Agreement immediately and without notice upon the occurrence of an Event of Default.  Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, the security interest, Bank’s rights and remedies hereunder and Borrower’s obligations and liabilities hereunder shall survive any termination of this Agreement and shall remain in full force and effect until all of the Obligations outstanding, or contracted or committed for (whether or not outstanding), shall be finally and irrevocably paid in full.  No Collateral shall be released or financing statement terminated until such final and irrevocable payment in full of the Obligations, as described in the preceding sentence.

(b).            In the event that Bank continues to make loans hereunder after the Termination Date without a written extension of such Termination Date or after the occurrence of an Event of Default, all such loans: (i) shall be made in the sole and absolute discretion of Bank; and (ii) shall, together with all other Obligations, be payable thereafter ON DEMAND.

22.            MISCELLANEOUS.

(a).            No delay or omission on the part of Bank in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.  All Bank’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

(b).           Bank is authorized to make loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower or any authorized person whose name appears at the end of this Agreement or of any of the following named person, or persons, from time to time, holding the following offices of Borrower, President, Treasurer and such other officers and authorized signatories as may from time to time be set forth in separate resolutions. Any request for a loan which is not accompanied by a Notice of Borrowing shall be deemed a request for a Prime Rate Loan.

(c).           This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Bank’s prior written consent and any prohibited assignment shall be absolutely void.  No consent to an assignment by Bank shall release Borrower from its Obligations.  Bank may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Bank’s rights and benefits hereunder.  In connection with any assignment or participation, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower’s business.  To the extent that Bank assigns its rights and obligations hereunder to another party, Bank thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such other party.

(d).            Borrower agrees that any and all loans made by Bank to Borrower or for its account under this Agreement shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to duly authorized requests therefor on its behalf.

(e).            Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts as of the date of this Agreement.

(f).            Paragraph and section headings used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.  If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not, invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application).  This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

(g).            Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other loan document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested ), overnight courier, or telefacsimile to Borrower or to Bank, as the case may be, at its address set forth below:

If to Bank:	RBS Citizens, National Association 28 State Street Boston, Massachusetts 02109 Attn: Mr. David Nussbaum Telephone:(617) 988-1922 Telecopier:(617) 982-9679
with a copy to:	Goulston & Storrs, P.C. 400 Atlantic Avenue Boston, Massachusetts 02110 Attn: James H. Lerner, Esq. Telephone:(617) 574-3525 Fax:(617) 574-7607

If to Borrower:	Sevcon USA, Inc. 155 Northboro Road Southborough, MA 01772 Attention: Matthew Boyle, President Telephone: (508) 281-5503; +44 (0) 191 497 9101 Fax: (508) 281-5513; +44 (0) 191 497 9175
with a copy to:	Edwards Angell Palmer & Dodge LLP 111 Huntington Avenue Boston, MA 02199-7613 Attention: James I. Rubens, Esquire Telephone: (617) 951-2218 Fax: (888) 325-9130

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.  All notices or demand sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.

(h).           Bank shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings or any other paper delivered to Bank by Borrower in connection with this Agreement or any other agreement for more than four (4) months after receipt of the same by Bank.

(i).            Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

(j).            Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(k).           This Agreement, together with the other documents and instruments executed concurrently herewith represent the entire and final understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by evidence of any prior, contemporaneous or subsequent other agreement, oral or written, before the date hereof.

(l).            This Agreement can only be amended by a writing signed by both Bank and Borrower.

(m).          The laws of Massachusetts shall govern the construction of this Agreement and the rights and duties of the parties hereto.  This Agreement shall take effect as a sealed instrument.

(n).           Delivery of a copy of an executed counterpart of this Agreement by fax or email shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering a copy of an executed counterpart of this Agreement by fax or email also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

[Signatures to follow]

BORROWER
Witness /s/ Rebecca L. Pitman Name: Rebecca L. Pitman	SEVCON USA, INC. By: /s/ Matthew Boyle Name: Matthew Boyle Title: President

[SIGNATURE PAGE OF BORROWER TO LOAN AGREEMENT]

BANK RBS CITIZENS, NATIONAL ASSOCIATION By: /s/ David Nussbaum Name: David Nussbaum Title: Vice President Address: 28 State Street Boston, Massachusetts 02109

Signature of Bank to Loan and Security Agreement

SCHEDULES

The following Schedules to the within Loan and Security Agreement (All Assets) are respectively described in the section indicated.  Those Schedules in which no information has been inserted shall be deemed to read “None”.

SCHEDULE “A”

Borrower’s Places of Business and Organizational Identification Number (§3)

Address	Property Located At Such Address

155 Northboro Road	inventory and equipment
Southborough, MA 01772

Logi-Tec, Inc.	inventory
590 Route 380
Murrysville, PA 15668

Bucyrus America, Inc	inventory
4041 Wurno Road
Pulaski, VA 24301

Taylor Dunn	inventory
2114 West Ball Road
Anaheim, CA 92804

DHL Global Forwarding	inventory
500 Rutherford Avenue
Charlestown, MA. 02129

Organizational Identification Number:	0719622	☐ None

SCHEDULE “B”

Other Encumbrances and Liens (§4(f)(i))

Secured Party or Mortgagee	Description of Collateral	Payment Terms and Dates of Maturity

None.

SCHEDULE “C”

Leases of Personal Property (§4(f)(ii))

Lessor	Description of Property	Date of Lease and Term	Rental Payable

None.

EXHIBIT 1

RBS CITIZENS NATIONAL ASSOCIATION

REVOLVING NOTE

$3,500,000.00	Boston, Massachusetts
June ____, 2011

For value received, the undersigned, Sevcon USA, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay on June ___, 2014 to the order of RBS Citizens, National Association (the “Bank”), at its main office in Boston, Massachusetts,  or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Three Million Five Hundred Thousand ($3,500,000.00) Dollars, or, if less, the aggregate unpaid principal amount of all loans made by the Bank to the Borrower under the Loan Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate(s) from time to time in effect under the Loan and Security Agreement (All Assets) of even date herewith (the “Loan Agreement”) by and between the Bank and the Borrower.  The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement.  This Note may be prepaid only in accordance with the Loan Agreement.

This Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration hereof.  This Note is the “Note” referred to in the Loan Agreement.

This Note is secured, among other things, pursuant to the Loan Agreement, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower hereby agrees to pay all reasonable costs of collection, including reasonable attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts and this Note shall be deemed to be under seal.

SEVCON USA, INC.

By:
Name :
Title :

EXHIBIT 2

NOTICE OF BORROWING

To:          RBS Citizens, National Association
25 State Street
Boston, Massachusetts 02109

Re:           Loan and Security Agreement (All Assets) dated June ____, 2011 (the“Loan Agreement”) between RBS Citizens, National Association (the “Bank”) and Sevcon USA Inc., a Delaware corporation (the “Borrower”)

This Notice of Borrowing confirms the following request for  a LIBOR Rate Loan -  a LIBOR Advantage Loan -  conversion of a Prime Rate Loan (check applicable box) under the Loan Agreement.

Date of Request:

Date of LIBOR Rate Loan/LIBOR Advantage Loan:

Amount of LIBOR Rate Loan at LIBOR Rate:  *

Interest Period:

1month

This is a request for a continuation/conversion of a LIBOR Loan/LIBOR Advantage Loan described as follows:

Date of Original Loan:

Amount of Original Loan:

Maturity Date:

Interest Period:

Amount of Loan to be Continued or Converted:

The Borrower hereby certifies that all representations and warranties contained in the Loan Agreement are true and accurate in all material respects on the date of this Notice of Borrowing as though such representations and warranties had been made on this date (except to the extent that such representation or warranty expressly relates to an earlier date).

Terms used herein which are defined in the Loan Agreement are used as so defined.

SEVCON INC.

By:

*Minimum of $500,000 with increments of $100,000

EXHIBIT 3

COMPLIANCE CERTIFICATE

Sevcon Inc. (“Borrower”) hereby certifies to RBS Citizens, National Association (“Bank”), pursuant to the Loan and Security Agreement (All Assets) between Borrower and Bank dated June ___, 2011 as may be amended from time to time (“Loan Agreement”), that:

A.            General

1.           Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

2.           The Borrower has complied with all the terms, covenants and conditions to be performed or observed by the Borrower contained in the Loan Agreement and other documents required to be executed by the Borrower in connection with the Loan Agreement.

3.           Neither on the date hereof nor, if applicable, after giving effect to the loan made on the date hereof, does there exist an Event of Default or an event which would with notice or the lapse of time, or both, constitute an Event of Default.

4.           The representations and warranties contained in the Loan Agreement and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

B.            Financial Covenants

As of the date hereof or, for such period as may be designated below, the computations, ratios and calculations as set forth below in accordance with Section 15 of the Loan Agreement are true and correct:

1.             Tangible Net Worth - Section 15(a)

The tangible net worth of Borrower as of ___________, 2011 was $__________, and was computed as follows:

A.	Stockholder’s equity	$___________

B.	Intangible assets	$___________

C.	Accounts due from affiliates	$___________

D.	Tangible net worth (A - B - C) =	$___________

2.             Debt to Tangible Net Worth - Section 15(a).

The total indebtedness of Borrower as of ____________, 2011 was equal to 2.0 times the amount of Borrower’s tangible net worth, computed as follows:

A.	Total indebtedness	$___________

B.	Tangible net worth as computed in Section 1 above	$___________

A/B = ______________ times

Required: Not more than _________ times

Maximum permitted amount	$___________

3.           Debt Service Coverage Ratio - Section 15(b)

              The debt service coverage ratio of the Borrower as of _________________ for the preceding _____________-month period was equal to ______ to 1, computed as follows:

A.	EBITDA	$___________

B.	Distributions	$___________

C.	Taxes actually paid	$___________

D.	Unfinanced capital expenditures	$___________

E.	A - B - C - D = cash flow	$___________

F.	Interest	$___________

G.	CMLTD	$___________

H.	F + G = fixed charges	$___________

I.	Ratio of E to H = ____ to _____

Required:  Not less than 1.25 to 1

[signature to follow]

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of Borrower, has executed and delivered this Certificate in the name and on behalf of Borrower on _________________, 20__.

SEVCON USA, INC.,

By:
Name
Title